Exhibit 4.2
FIRST AMENDMENT
TO THE
CHOICEPOINT INC.
2006 OMNIBUS INCENTIVE PLAN
     THIS AMENDMENT is made this 25th day of April, 2006, by CHOICEPOINT INC., a Georgia corporation (the “Company”), to the CHOICEPOINT INC. 2006 OMNIBUS INCENTIVE PLAN (the “Plan”).
     WHEREAS, the Company has previously adopted the Plan, and pursuant to Section 25 thereof, has authorized the Management Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) to amend the Plan; and,
     WHEREAS, the Committee deems it desirable to amend the Plan as reflected below;
     NOW, THEREFORE, the Plan is hereby amended as follows:
1.
     Section 2 of the Plan is hereby amended by deleting the definition of “Change in Control” contained in said section and replacing it with the following:
“Change in Control” (also referred to herein as ‘Change of Control’) shall have the meaning provided in Section 14 of this Plan.”
2.
     Section 8(b) of the Plan is hereby amended to read as follows:
“The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time not less than 1 year, (except in the event of a Change in Control or other similar transaction or event, Retirement, death or disability of the Participant, if the Committee shall so determine), as shall be determined by the Committee at the time of grant.”

3.
     Section 11 of the Plan is hereby amended by adding the following sentence to the end of said section:
“Common Shares which are the subject of Other Awards granted under this section shall not represent more than five per cent (5%) of the initially authorized Common Shares available for grants pursuant to the Plan, as said number may be adjusted by amendment or pursuant to the provisions of Section 13 hereof.”
4.
     Section 19 of the Plan is hereby amended by changing the title to read as follows:
"Termination of Employment Prior to Payment Date; Change of Control.”
5.
     The remaining provisions of the Plan are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company has executed this First Amendment as directed by the Committee, effective the date first above noted.

CHOICEPOINT INC.

By:		/s/ STEVEN W. SURBAUGH

	Title:	Chief Administrative Officer

2